Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Partners Trust Financial Group, Inc. of our report dated January 25, 2002 relating to the financial statements of BSB Bancorp, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Syracuse, New York

February 25, 2004